EXHIBIT 21.1

                          TURBOSONIC TECHNOLOGIES, INC.

                                  SUBSIDIARIES

                                               State of
Name                                         Incorporation         % Ownership
----                                         -------------         -----------

Sonic Thermal Systems, Inc.                 Delaware                    80%

Euthenergy International, Inc.              Delaware                    80%

TurboSonic Canada, Inc.                     Canada (Ontario)           100%

TurboSonic Inc.                             Canada (Ontario)           100%

Turbotak USA Inc.                           Michigan                   100%